Exhibit 99.1

Please direct inquiries to:

ATLAS/MYO-T12 MEDIA CONTACT
Lisa LaFon – (602) 954-4678
lisa@sw-prshop.com

FOR IMMEDIATE RELEASE: JUNE 27, 2011

Atlas Therapeutics Corporation Signs Deal With Wayne Gretzky
As National Spokesman For MYO-T12®…
The World’s First Clinically Validated Myostatin Inhibitor

Marina Del Rey, CA – Atlas Therapeutics Corporation (OTC: ATTH.OB), the manufacturer of the revolutionary myostatin inhibitor, MYO-T12®, has announced that hockey legend Wayne Gretzky is joining its national promotion and marketing team.

Gretzky, commonly regarded as the greatest hockey player in history, spent 20 seasons in the National Hockey League, most notably with the Edmonton Oilers and Los Angeles Kings. He will serve as the primary spokesmen in the marketing of MYO-T12, a dietary supplement that helps individuals reach their fitness goals.

“I am excited to be working with MYO-T12”, Gretzky said.  “I am hopeful that the product will help a lot of guys who are trying to find a natural and safe way to feel young and to stay active and fit despite their age… including me.”

MYO-T12 is the world’s first clinically validated myostatin inhibitor, providing a more effective way for individuals to build muscle and increase strength. It works by modulating the body's levels of myostatin, a genetic protein that restricts muscle growth no matter how hard a person trains and lifts weights.

Gretzky, known as “The Great One,” held 40 regular season NHL records when he retired in 1999. To date, he is the only player to score over 200 points in a season, which he did four times.

After retirement, Gretzky served as the executive director of the Canadian national hockey team, which won the gold medal at the 2002 Winter Olympics. He became part-owner of the NHL’s Phoenix Coyotes in 2000, and after the 2004-05 league lockout, became the team’s head coach. Gretzky is currently a partner in First Team Sports, a sports equipment manufacturer, and Worldwide Roller Hockey, Inc., in addition to a variety of other business ventures.

“We are tremendously excited to have Mr. Gretzky as our primary MYO-T12 spokesperson in advertising and public relations.” said JB Bernstein, CEO of Atlas Therapeutics. “Not only is Mr. Gretzky one of the greatest professional athletes of all time, he is also someone who embodies our brand image… Someone who our customers can identify with and look up to.”

Bernstein is a widely respected veteran of the sports industry, with particular expertise in sports marketing and licensing. He is the co-founder and president of Access Group of Miami, a firm that has represented some of the biggest names in sports, including Barry Bonds, Emmitt Smith and Barry Sanders.

“When it comes to a beloved sports figure who people know and trust, it doesn’t get much better than Wayne Gretzky,” said Mitch Gould, CEO of Nutritional Products International, the exclusive sales agency representing Atlas Therapeutics. “This is a terrific opportunity for the MYO-T12 brand.”

Gretzky will begin his work with the company effective 6/23/11, and ads featuring Gretzky will first appear in mid-July. To learn more about MYO-T12, visit http://www.myot12.com.

ATLAS THERAPEUTICS – for more information on Atlas Therapeutics Corporation, go to www.AtlasTherapeutics.com, trading publicly on the OTC market, the stock symbol is ATTH.

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